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                                                                       EXHIBIT 1
                           SELECT COMFORT CORPORATION

                                   DEMAND NOTE

$2,000,000                                                           May 1, 2001

         For Value Received the undersigned, Select Comfort Corporation, a Minnesota corporation (hereinafter called the "Company"), hereby promises to pay to the order of St. Paul Venture Capital VI, LLC, a Delaware limited liability company ("St. Paul"), at its principal office in Eden Prairie, Minnesota, the principal sum of Two Million Dollars ($2,000,000), together with interest on the unpaid principal balance of this Note (computed on the basis of a 360-day year, 30-day month) from the date hereof at the rate of 8% per annum (the "Normal Rate"). The principal of and interest on this Note shall be paid in lawful money of the United States within five days of demand therefor by the holder of this Note (provided, however, that the principal of and interest on this Note shall become automatically due and payable in full, without notice or demand, to the extent provided in Section 7 of the Parent Security Agreement referred to below).

         Notwithstanding the foregoing, if any principal of or interest on this Note is not paid when due, interest on such overdue principal and on overdue interest accrued as of the end of each calendar month shall accrue from the date the same is due until the date the same is paid at a rate per annum (computed on the basis of a 360-day year, 30-day month) equal to 3% over the Normal Rate, and shall be payable on demand therefor by the holder of this Note.

         This Note is guarantied by Select Comfort Retail Corporation and Select Comfort Direct Corporation, each of which is a direct or indirect wholly-owned subsidiary of the Company (collectively, the "Guarantors") pursuant to a Guaranty dated as of the date hereof by the Guarantors in favor of St. Paul, and is secured by substantially all of the personal property of the Company and the Guarantors pursuant to a Security Agreement - Parent dated as of the date hereof by the Company in favor of St. Paul (the "Parent Security Agreement") and a Security Agreement - Subsidiaries dated as of the date hereof by the Guarantors in favor of St. Paul.

         At the option of the holder of this Note, upon the closing of a Financing (as hereinafter defined), the outstanding principal of and accrued and unpaid interest on this Note, or any part thereof, shall be converted into the Securities (as hereinafter defined) issued in such Financing in accordance with the provisions hereof. The Company shall give the holder of this Note at least ten calendar days' prior written notice of the terms and conditions of each Financing and the proposed date of closing of each Financing, and to effect any such conversion the holder of this Note shall notify the Company of its intention to so convert and of the amount of principal and accrued interest to so convert at least five calendar days prior to the proposed date of closing of such Financing. For purposes hereof, the term "Financing" means the issuance by the Company of debt or equity securities of the Company, or rights to purchase debt or equity securities of the Company, or a combination thereof ("Securities"), other than to employees or directors of, or consultants to, the Company for incentive purposes as approved by the Board of Directors of the Company or a committee thereof. If the holder of this Note elects to convert all

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or any part of this Note into Securities in a Financing, (i) this Note shall be converted at the same price per Security paid by the other purchasers in such Financing, (ii) the holder of this Note shall be entitled to all rights granted to, and subject to all restrictions generally agreed to by, such other purchasers in such Financing, (iii) all collateral security and guaranties for the obligations hereunder so converted (but not for the obligations hereunder not so converted) shall be terminated and released, and
(iv) the holder of this Note and the Company shall execute and deliver all such instruments and agreements, and take all such other actions, as shall be reasonably required to effect such conversion on the terms and conditions specified herein.

         The Company shall pay all expenses, court costs and reasonable attorneys' fees and disbursements which may be incurred in connection with the collection of or attempts to collect any amounts due under this Note.

         The Company hereby waives presentment of this Note, demand (other than the demand for payment provided for herein), protest, dishonor and notice of dishonor.

         This Note shall be governed by the laws of the State of Minnesota.

         Subject to any pending conversion described above, this Note may be prepaid in whole or in part at the option of the Company, without premium or penalty, upon at least five days' prior written notice to the holder of this Note, at any time and from time to time after the earlier of (i) the closing of a Financing resulting in gross proceeds to the Company of at least $10,000,000, or (ii) October 31, 2001. Any optional prepayment shall be applied first to accrued and unpaid interest and then to principal.

         This Note may not be assigned by the holder hereof without the prior written consent of the Company (which consent shall not be unreasonably withheld), except to any affiliate (as such term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) of such holder. The Company shall not assign or transfer its obligations hereunder to any person or entity without the prior written consent of the holder of this Note.

         THE COMPANY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS NOTE OR ANY OF THE OTHER AGREEMENTS ENTERED INTO BY THE COMPANY IN CONNECTION HEREWITH SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF HENNEPIN, STATE OF MINNESOTA OR, AT THE SOLE OPTION OF THE HOLDER OF THIS NOTE, IN ANY OTHER COURT IN WHICH SUCH HOLDER SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY AND PERSONAL JURISDICTION OVER THE COMPANY. THE COMPANY WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN

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ACCORDANCE WITH THIS PARAGRAPH, AND THE COMPANY WAIVES ITS RIGHT TO TRIAL
BY JURY.

                     SELECT COMFORT CORPORATION


                     By:  /s/ Mark A. Kimball
                          -----------------------------------
                          Name: Mark Kimball
                          -----------------------------------
                          Title:  Senior Vice President
                                  ---------------------------



                             RESTRICTION ON TRANSFER

                  The security evidenced hereby may not be transferred without (i) the opinion of counsel reasonably satisfactory to the Company that such transfer may lawfully be made without registration under the Federal Securities Act of 1933 and all applicable state securities laws, or
(ii) such registration.

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